                                                          Exhibit 10.4
                                                          ------------

                           UEG EMPLOYMENT MEMORANDUM
                           -------------------------

     The existing Amended and Restated Employment Agreement dated as of February 7, 1997 (the "Agreement") by and between Sound Source Interactive, Inc., a Delaware corporation ("Employer"), and Ulrich E. Gottschling ("Executive") is hereby amended as follows:

     1.   The term of the Agreement shall expire on January 31, 2000.

     2.   Executive's Base Salary for 1999 shall be $180,000 per annum.

     3. Employer shall grant to Executive options to purchase 50,000 shares of the common stock of Employer pursuant to the 1995 Stock Option Plan of Employer. Such options shall be fully vested on the date of grant, which shall be not later than April 30, 1998. The exercise price of 25,000 of such options shall be $2.50 per share, and the exercises priced of 25,000 of such options shall be $5.00 per share.

     4. Section 3(b)(i) of the Agreement is hereby amended and restated in its entirety as follows:

          (i)   Revenue Attainment.  Employer shall pay Executive a cash bonus
                ------------------
     if Employer realizes certain gross revenues. The cash bonus shall be based upon the following schedule:

          Revenue Attainment    Cumulative Cash Bonus
          ------------------    ---------------------
             $ 7,500,000              $ 20,000
              10,000,000                60,000
              15,000,000               100,000

     The foregoing schedule shall apply in respect of the fiscal year ending June 30, 1998. The revenue attainment levels in the schedule shall be increased annually by 60 percent per annum for each subsequent year during the term of this Agreement.

     5. Section 3(b)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

          (ii)  Employer Gross Profit.  Employer shall pay Executive a cash
                ---------------------
     bonus if Employer achieves successful gross profit levels. For purposes hereof, "gross profit" means total revenues less cost of sales as determined by Employer's independent public accountants in accordance with GAAP consistently applied. The cash bonus shall be calculated based upon the following performance schedule:

          Gross Profit   Cumulative Cash Bonus
          ------------   ---------------------
           $2,000,000           $40,000
            2,250,000            60,000
            2,500,000            80,000

     The foregoing schedule shall apply in respect of the fiscal year ending June 30, 1998. The gross profit levels set forth in the schedule shall be increased annually by 60 percent per annum for each subsequent year during the term of this Agreement.

     6. Capitalized terms used herein without definition are as defined in the Agreement.

     IN WITNESS WHEREOF, the parties have executed this UEG Employment Agreement Memorandum as of April 24, 1998.

                              SOUND SOURCE INTERACTIVE, INC.
                              a Delaware corporation


                                    By: /s/ Vincent J. Bietti
                                        ---------------------
                                        Vincent J. Bitetti,
                                        Chairman of the Board &
                                        Chief Executive Officer

                                    /s/ Ulrich E. Gottschling
                                    -------------------------
                                    Ulrich E. Gottschling,
                                    individually

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